AGREEMENT, made the 26 day of October, 2010, **BETWEEN**

VISTA INTERNATIONAL TECHNOLOGIES, INC. ("Vista")

and

STEVEN R. KOWALSKY and **EDWARD L. KOWALSKY** (jointly, "Kowalsky")

Vista recognizes the need for expansion of its commercial gasification technology (the Thermal Gasifier *TM*) into the U.S. Waste-to-Energy market. Kowalsky has indicated their willingness to introduce Vista to selected clients throughout New York State, the North East region, as well as around the United States, for the ultimate purpose of development of projects where Vista's technology can be utilized. It is understood that such projects will bring significant benefits to Vista and its shareholders.

These terms set forth an agreement between Vista and Kowalsky for the purpose of establishing compensation to be paid by Vista to Kowalsky with respect to Waste-to-Energy projects hereafter entered by Vista with clients introduced to it by Kowalsky. The following are the terms and conditions under which such compensation is to be paid:

1. In the event Vista enters in to a binding agreement (a "Client Agreement") for a project in which Vista's waste-to-energy technology is to be employed (the "Project") and Vista's client that is a party to the Client Agreement has been introduced to it by Kowalsky, Vista shall issue to Kowalsky (to be equally co-owned by Steven and Edward) two hundred fifty thousand (250,000) shares of its common stock. The shares shall be issued within fifteen (15) days of execution of the Client Agreement, a copy of which shall be simultaneously furnished to Kowalsky.

2. After development of the Project has commenced, Vista shall issue to Kowalsky (to be equally co-owned by Steven and Edward) an additional two hundred fifty thousand (250,000) shares of its common stock. The shares shall be issued simultaneously with the Project's funding taking place, thereby bringing to five hundred thousand (500,000) the total number of shares issued to Kowalsky for the Project.

3. All shares issued to Kowalsky pursuant to the foregoing paragraphs "1" and "2" shall be fully paid and non-assessable, free of all liens and encumbrances but shall be restricted from disposition for a period of six (6) months following issuance, which restriction shall be placed as a legend on the face of each certificate evidencing shares. In the event of any reorganization by Vista of its capital stock authorization, or of any stock split, stock dividend, etc., the number of shares required to be issued to Kowalsky shall be equitably adjusted.

4. The term of this Agreement (the "Term") shall be three (3) years and shall commence on the date hereof and expire at midnight of the day immediately preceding the third (3rd) anniversary of the date hereof. Any Client Agreement entered by Vista with a client introduced to it during the Term by Kowalsky shall be deemed subject to this Agreement and Vista shall be obligated to issue compensation to Kowalsky pursuant to this Agreement even though execution of the Client Agreement, and/or the funding for the Project thereunder, occur subsequent to expiration of the Term.

5. Vista represents that its execution of this Agreement, and the Vista signer of this Agreement, has been duly authorized to enter and execute this Agreement and a certified copy of the resolution providing such authorization has been furnished to Kowalsky.

IN WITNESS WHEREOF, the parties hereunto set forth their respective hands the day and year first above written.

VISTA INTERNATIONAL TECHNOLOGIES, INC.

By: Thomas P. [signature]
CEO/Director

[signature]
STEVEN R. KOWALSKY

[signature]
EDWARD L. KOWALSKY